Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 21, 2010	Contact: Michael M. Larsen Vice President and CFO (217) 221-8709
GARDNER DENVER, INC. REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS:
Growth in Revenue, Net Income and Cash Flow from Operating Activities Accelerates
Third Quarter Highlights:
•	Operating income in the third quarter of 2010 expanded nearly 112 percent on a 15 percent increase in revenues, compared to the three-month period of 2009.
•	Significant operational improvements contributed to segment operating margin expansion for the Industrial Products and Engineered Products Groups sequentially and year-over-year.
•	Cash provided by operating activities of $86 million in the third quarter of 2010 was more than 183 percent of net income attributable to Gardner Denver.
•	Organic order growth was 36 percent, compared to the three-month period ended September 30, 2009.
•	Diluted Earnings per Share (“DEPS”) were $0.88 for the third quarter of 2010, compared to $0.37 in the previous year, which included expenses for profit improvement initiatives, non-recurring items, impairment charges and the related income tax effects that reduced DEPS by $0.24.
•	The estimated full-year DEPS range has been increased to $3.14 to $3.19, including profit improvement costs and other items totaling $0.10 per diluted share.
QUINCY, IL (October 21, 2010) – Gardner Denver, Inc. (NYSE: GDI) announced that revenues and operating income for the three months ended September 30, 2010 were $493.4 million and $68.0 million, respectively, and net income and DEPS attributable to Gardner Denver were $46.6 million and $0.88, respectively. For the nine-month period of 2010, revenues and operating income were $1,365.1 million and $172.1 million, respectively, and net income and DEPS attributable to Gardner Denver were $115.9 million and $2.20, respectively. The nine-month period ended September 30, 2010 included expenses for profit improvement initiatives and other items totaling $2.9 million, or $2.2 million after tax and $0.04 DEPS. These expenses were not material in the third quarter of 2010.
Compared to the three-month period of 2009, revenues increased 15 percent, orders increased 33 percent and operating income increased 112 percent. The improvement in orders for Industrial Products occurred in North America and Asia Pacific, with relatively stable demand for products in Europe. Demand for Engineered Products increased in all business units, with the most significant increases resulting from incremental demand for petroleum products and loading arms. Operating income more than doubled compared to the three-month period of the prior year, increasing by $35.9 million from $32.1 million in 2009. Operating income as a percentage of revenues was 13.8 percent in the three-month period of 2010, compared to 7.5 percent in the prior year period. The increase in operating income in the three-month period of 2010, compared to the prior year period, was largely driven by incremental profitability on the revenue growth, favorable product mix and the benefits of operational improvements previously implemented. The prior year period included a net impairment charge of $2.5 million primarily related to adjustments to the allocation of the CompAir purchase price as of September 30, 2009, and included expenses related to profit improvement initiatives and non-recurring items totaling $13.3 million.
CEO’s Comments
“The third quarter 2010 financial results reflect the best end-market demand and operational performance for Gardner Denver since the third quarter of 2008,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “In addition to some general improvement in demand for our Industrial Products in North America, in the third quarter we benefited from significantly higher orders for these products in Asia Pacific, compared to the same period in 2009, primarily due to investments in infrastructure projects. In the third quarter, Engineered Products also received orders for infrastructure investments, such as an order for loading arms destined for the Middle East (approximately $14 million) and an order for engineered packages for Brazil (approximately $9 million). Both of these orders are expected to ship mid-2011, so our view into next year is gradually improving. The Company also benefited from investments in shale development in North America, resulting in strong demand and increased backlog for drilling and well servicing pumps, which provides somewhat improved clarity into early 2011.
“We have focused on process improvements and completed capital investments, which have given us the ability to reduce costs even as we accelerate production output as demand recovers. Due to our efforts, we have been able to respond to the increase in orders with additional output and generate incremental profitability on the revenue growth. We continue to expand our knowledge and practical experience with new applications of our business system, ‘The Gardner Denver Way.’ The benefit of our efforts can be seen in our significant progress toward our goal of 14 percent operating margin in the Industrial Products segment by achieving operating margin of 9.4 percent for this segment in the three-month period of 2010. We also see the benefit of our efforts in our inventory turnover, which improved to 5.6 times as of September 30, 2010 from 4.9 times as of September 30, 2009. This is an important milestone for Gardner Denver in that this is the highest turnover in our history. Our process improvements are working and we believe further opportunities exist to improve our processes and productivity in both reportable segments as we continue our transformation into a lean organization.
“On a year-to-date basis, cash provided by operating activities was more than $153 million, or 132 percent of net income attributable to Gardner Denver. For the year-to-date period, cash flow from operating activities, less capital expenditures, also exceeded net income attributable to Gardner Denver and we expect this performance to continue for the fourth quarter as well. The Company used this cash flow to reduce its borrowings and complete a small acquisition in July. As of September 30, 2010, debt-to-total capital was 20.8 percent, which should position the Company to repurchase shares or make additional acquisitions, if the appropriate opportunities become available.

“The Company invested $19.7 million in capital expenditures in the nine-month period of 2010, compared to $34.8 million in the prior year period. By comparison, depreciation and amortization expense was $44.8 million for the nine-month period of 2010 and $51.4 million in the nine-month period of 2009. The Company expects capital expenditures to total approximately $35 million to $40 million in 2010.”
Outlook
Mr. Pennypacker stated, “We expect continued revenue growth for the balance of 2010 as a result of ongoing volume improvements in aftermarket parts and services, and OEM and petroleum products. Our outlook also includes a significant shipment of LNG loading arms in the fourth quarter of 2010, which is expected to contribute approximately $12 million to revenues. We believe that increases in capacity utilization are leading to improvements in demand for aftermarket parts and services for industrial equipment and some replacement unit opportunities for certain compressors, but do not feel that capacity utilization has increased sufficiently to warrant significant capital investments by manufacturing companies. As a result of our expectation for a slow economic recovery, we anticipate revenues for our Industrial Products to grow slightly in the fourth quarter, but continue to remain cautious in our outlook.
“Revenues for Engineered Products depend more on existing backlog levels than revenues for Industrial Products, and orders for Engineered Products are frequently scheduled for shipment over an extended period of time. Many of these products are used in process applications, such as oil and gas refining and chemical processing, which are industries that typically experience increased demand very late in an economic cycle. At present, orders for products used in process applications are primarily for replacement units, aftermarket parts and services, or for infrastructure investments in developing countries. Our current outlook assumes that drilling pump shipments improve in the fourth quarter of 2010 and that demand for well servicing equipment and OEM compressors remain strong through the balance of the year.”
Mr. Pennypacker stated, “Based on this economic outlook, our existing backlog and productivity improvement plans, we are projecting the fourth quarter 2010 DEPS to be in a range of $0.94 to $0.99 and our full-year 2010 DEPS to be in a range of $3.14 to $3.19. This projection includes fourth quarter and full year 2010 profit improvement costs (consisting primarily of severance expenses) and other items (including certain corporate relocation expenses), totaling $0.06 and $0.10 per diluted share, respectively. Full-year 2010 DEPS, adjusted to exclude profit improvement costs and other items, are expected to be in a range of $3.24 to $3.29. The effective tax rate assumed in the DEPS guidance for the fourth quarter of 2010 is 26 percent.”
Third Quarter Results
Revenues increased $64.6 million (15 percent) to $493.4 million for the three months ended September 30, 2010, compared to the same period of 2009. Orders and revenues for the Industrial Products segment increased 12 percent and 9 percent, respectively, in the third quarter, compared to the same period of 2009, reflecting on-going improvement in demand for OEM products and aftermarket parts and services on a global basis. In the third quarter of 2010, unfavorable changes in foreign currency exchange rates reduced orders and revenues for the Industrial Products segment by 3 percent. Organically, this segment generated order and revenue growth of 15 percent and 12 percent, respectively, in the third quarter of 2010, compared to the prior year period. See “Selected Financial Data Schedule” at the end of this press release.
Engineered Products segment orders and revenues increased 64 percent and 25 percent, respectively, for the three months ended September 30, 2010, compared to the same period of 2009, reflecting accelerating demand for drilling and well servicing pumps, orders for loading arms and engineered packages for infrastructure investments and continuing strong demand for OEM products. In the third quarter of 2010, unfavorable changes in foreign currency exchange rates reduced orders and revenues for the Engineered Products segment by 3 and 2 percent, respectively. The ILMVAC GmbH (“ILMVAC”) acquisition, completed in the third quarter of 2010, increased orders and revenues by 2 percent. Organically, this segment generated order and revenue growth of 65 percent and 25 percent, respectively, in the third quarter of 2010, compared to the prior year period. See “Selected Financial Data Schedule” at the end of this press release.
Gross profit increased $25.1 million (19 percent) to $160.3 million for the three months ended September 30, 2010, compared to the same period of 2009, primarily as a result of volume improvements, favorable product mix and cost reductions, despite the impact of unfavorable changes in foreign currency exchange rates. Gross margin increased to 32.5 percent in the three months ended September 30, 2010, from 31.5 percent in the same period of 2009. The increase in gross margin was due to the benefits of operational improvements, cost reductions, volume leverage and favorable product mix.
Selling and administrative expenses increased $1.1 million to $91.1 million in the three-month period ended September 30, 2010, compared to the same period of 2009, primarily due to increases in compensation and benefit expenses, partially offset by cost reductions and changes in foreign currency exchange rates ($3.0 million). As a percentage of revenues, selling and administrative expenses decreased to 18.5 percent for the three-month period ended September 30, 2010, compared to 21.0 percent for the same period of 2009.
Operating income, as adjusted to exclude the net impact of expenses incurred for profit improvement initiatives and non-recurring items (“Adjusted Operating Income”) for the three-month period ended September 30, 2010 was $68.1 million, compared to $47.9 million in the prior year period. Adjusted Operating Income as a percentage of revenues improved to 13.8 percent from 11.2 percent in the three-month period of 2009. DEPS, as adjusted for the impact of profit improvement initiatives and non-recurring items (“Adjusted DEPS”) for the three-month period ended September 30, 2010, were $0.88, compared to $0.61 in the three-month period of 2009. Adjusted Operating Income, on a consolidated and segment basis and Adjusted DEPS are both financial measures that are not in accordance with accounting principles generally accepted in the U.S. (“GAAP”). See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.
Adjusted Operating Income for the Industrial Products segment in the third quarter of 2010 was $26.2 million and segment Adjusted Operating Income as a percentage of revenues was 9.4 percent. By comparison, Adjusted Operating Income for the Industrial Products segment was $17.7 million, or 6.8 percent of revenues, in the three-month period of 2009. Segment operating income(1) and segment operating margin(1), as reported under GAAP, for the Industrial Products segment for the three months ended September 30, 2010 were $26.5 million and 9.4 percent, respectively. Segment operating income (1) for the Industrial Products segment, as reported under GAAP, for the three months ended September 30, 2009 was $7.6 million, or 2.9% of revenues. The improvement in Adjusted Operating Income for this segment was primarily attributable to cost reductions and incremental profit on revenue growth. See the “Selected Financial Data Schedule” and the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Adjusted Operating Income for the Engineered Products segment for the third quarter of 2010 was $41.8 million and segment Adjusted Operating Income as a percentage of revenues was 19.7 percent. Adjusted Operating Income for the Engineered Products segment in the three-month period of 2009 was $30.3 million, or 17.8 percent of revenues. Segment operating income(1), as reported under GAAP, for the Engineered Products segment for the three months ended September 30, 2010 was $41.5 million and segment operating margin(1) was 19.5 percent, compared to $24.6 million and 14.4 percent, respectively, in the same period of 2009. The improvement in Adjusted Operating Income for this segment was primarily attributable to cost reductions, favorable product mix and incremental profitability on revenue growth. See the “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes for the three months ended September 30, 2010 increased $9.5 million to $16.6 million, compared to the same period of 2009. The effective tax rate for the three-month periods of 2010 and 2009 was 26 percent.

Net income attributable to Gardner Denver for the three months ended September 30, 2010 increased $27.2 million to $46.6 million, compared to $19.4 million in the same period of 2009. Diluted earnings per share attributable to Gardner Denver for the three months ended September 30, 2010 were $0.88, compared to $0.37 for the same period of the previous year.
Nine Month Results
Revenues in the nine-month period of 2010 increased $37.8 million (3 percent) to $1,365.1 million, compared to $1,327.4 million in the same period of 2009. This increase is attributable to on-going improvements in demand for petroleum products, OEM products, aftermarket parts and services, the acquisition of ILMVAC and favorable changes in foreign currency exchange rates.
Gross profit increased $39.4 million (10 percent) to $445.7 million in the nine months ended September 30, 2010, compared to the same period of 2009, primarily as a result of volume improvements and cost reductions. Gross margin increased to 32.7 percent in the nine-month period of 2010, compared with 30.6 percent in the nine-month period of 2009, primarily due to the cost reductions and favorable product mix.
Compared to 2009, selling and administrative expenses decreased $1.2 million in the nine-month period of 2010 to $270.5 million due primarily to cost reductions, partially offset by increases in compensation and benefit expenses. As a percentage of revenues, selling and administrative expenses decreased to 19.8 percent in the nine months ended September 30, 2010, compared to 20.5 percent in 2009, primarily due to cost reductions and revenue leverage.
For the nine-month period, operating income increased $340.2 million to $172.1 million in 2010, compared to an operating loss of $168.1 million in 2009. Operating income as a percentage of revenues was 12.6 percent in the nine-month period of 2010. The operating loss in 2009 was impacted by impairment charges ($263.6 million), as well as profit improvement initiatives and other items (totaling $41.3 million). The year-over-year increase in operating income was also attributable to cost reductions, volume improvements and favorable product mix.
Adjusted Operating Income (a non-GAAP financial measure) for the nine-month period ended September 30, 2010 was $175.0 million, compared to $136.8 million in the prior year period. Adjusted Operating Income as a percentage of revenues increased to 12.8 percent from 10.3 percent in the nine-month period of 2009. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
The provision for income taxes was $38.9 million in the nine months ended September 30, 2010, compared to $14.4 million in the same period of 2009. The effective tax rate for the nine-month period of 2010 was 25 percent. The provision in 2009 reflected the reversal of deferred tax liabilities totaling $11.6 million associated with a portion of the goodwill and other intangible asset impairment charges and, in the first quarter of 2009, expense of $8.6 million associated with the write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir. In the first quarter of 2009, the Company also recognized a $3.6 million benefit as a result of the reversal of an income tax reserve and related interest associated with the completion of a foreign tax examination.
The Company generated net income attributable to Gardner Denver of $115.9 million in the nine-month period of 2010, compared to a net loss of $202.4 million in the same period of 2009. The Company generated DEPS of $2.20 in the nine-month period of 2010, compared to a net loss on a per share basis of $3.90 for the same period of the previous year. Adjusted DEPS (a non-GAAP financial measure) for the nine-month period ended September 30, 2010 were $2.24, compared to Adjusted DEPS for the prior year period of $1.62, reflecting a 38 percent improvement on a 3 percent improvement in revenues. See “Reconciliation of Operating Income (Loss) and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2009, and its subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three and nine-month periods ended September 30, 2010 and 2009 follow.
Gardner Denver will broadcast a conference call to discuss results for the third quarter of 2010 on Friday, October 22, 2010 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Center on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2009 revenues of approximately $1.8 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

(1) Segment operating income (loss) (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income (loss) to consolidated operating income (loss) and consolidated income (loss) before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2010	2009	Change	2010	2009	Change

Revenues	$493,449	$428,846	15	$1,365,132	$1,327,375	3

Cost of sales	333,127	293,651	13	919,403	921,033	-

Gross profit	160,322	135,195	19	445,729	406,342	10

Selling and administrative expenses	91,070	89,946	1	270,509	271,699	-

Other operating expense, net	1,253	10,599	(88)	3,170	39,154	(92)

Impairment charges, net	-	2,540	NM	-	263,605	NM

Operating income (loss)	67,999	32,110	112	172,050	(168,116)	NM

Interest expense	5,651	7,109	(21)	17,829	21,377	(17)

Other income, net	(1,110)	(1,738)	(36)	(1,747)	(3,169)	(45)

Income (loss) before income taxes	63,458	26,739	137	155,968	(186,324)	NM

Provision for income taxes	16,610	7,074	135	38,943	14,436	170

Net income (loss)	46,848	19,665	138	117,025	(200,760)	NM

Less: Net income attributable to noncontrolling interests	273	248	10	1,158	1,593	(27)

Net income (loss) attributable to Gardner Denver	$46,575	$19,417	140	$115,867	$(202,353)	NM

Earnings (loss) per share attributable to Gardner Denver common stockholders:

Basic earnings (loss) per share	$0.89	$0.37	141	$2.22	$(3.90)	NM

Diluted earnings (loss) per share	$0.88	$0.37	138	$2.20	$(3.90)	NM

Dividends per share	$0.05	$-	NM	$0.15	$-	NM

Basic weighted average number of shares outstanding	52,352	51,923		52,271	51,847

Diluted weighted average number of shares outstanding	52,749	52,217		52,683	51,847

Shares outstanding as of September 30	52,456	52,050

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	9/30/2010	6/30/2010	Change	12/31/2009

Cash and cash equivalents	$166,596	$111,138	50	$109,736

Accounts receivable, net	366,766	342,750	7	326,234

Inventories, net	235,894	220,080	7	226,453

Total current assets	819,424	723,072	13	718,511

Total assets	2,030,339	1,832,618	11	1,939,048

Short-term borrowings and current maturities of long-term debt	32,950	34,797	(5)	33,581

Accounts payable and accrued liabilities	329,021	275,388	19	289,949

Total current liabilities	361,971	310,185	17	323,530

Long-term debt, less current maturities	272,609	278,986	(2)	330,935

Total liabilities	867,488	784,459	11	875,039

Total stockholders’ equity	$1,162,851	$1,048,159	11	$1,064,009

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2010	2009	Change	2010	2009	Change

Industrial Products Group

Revenues	$280,633	$258,525	9	$795,677	$762,679	4

Operating income (loss)	26,476	7,554	250	66,186	(260,157)	NM

% of revenues	9.4%	2.9%		8.3%	(34.1% )

Orders	270,777	242,633	12	830,481	700,919	18

Backlog	216,980	211,015	3	216,980	211,015	3

Engineered Products Group

Revenues	212,816	170,321	25	569,455	564,696	1

Operating income	41,523	24,556	69	105,864	92,041	15

% of revenues	19.5%	14.4%		18.6%	16.3%

Orders	279,879	170,244	64	705,764	469,398	50

Backlog	341,707	237,035	44	341,707	237,035	44

Reconciliation of Segment Results to Consolidated Results

Industrial Products Group operating income (loss)	$26,476	$7,554		$66,186	$(260,157)

Engineered Products Group operating income	41,523	24,556		105,864	92,041

Consolidated operating income (loss)	67,999	32,110		172,050	(168,116)

% of revenues	13.8%	7.5%		12.6%	(12.7% )

Interest expense	5,651	7,109		17,829	21,377

Other income, net	(1,110)	(1,738)		(1,747)	(3,169)

Income (loss) before income taxes	$63,458	$26,739		$155,968	$(186,324)

% of revenues	12.9%	6.2%		11.4%	(14.0% )

The Company evaluates the performance of its reportable segments based on operating income (loss), which is defined as income (loss) before interest expense, other income, net, and income taxes. Reportable segment operating income (loss) and segment operating margin (defined as segment operating income (loss) divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income (loss) and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		%		%
	$ Millions	Change	$ Millions	Change
Industrial Products Group

2009 Revenues	258.5		762.7

Effect of currency exchange rates	(9.2)	(3)	1.1	-

Organic growth	31.3	12	31.9	4

2010 Revenues	280.6	9	795.7	4

2009 Orders	242.6		700.9

Effect of currency exchange rates	(8.2)	(3)	5.2	1

Organic growth	36.4	15	124.4	17

2010 Orders	270.8	12	830.5	18

Backlog as of 09/30/09	211.0

Effect of currency exchange rates	(2.8)	(1)

Organic growth	8.8	4

Backlog as of 09/30/10	217.0	3

Engineered Products Group

2009 Revenues	170.3		564.7

Incremental effect of acquisitions	4.0	2	4.0	1

Effect of currency exchange rates	(3.6)	(2)	1.0	-

Organic growth	42.1	25	(0.2)	-

2010 Revenues	212.8	25	569.5	1

2009 Orders	170.2		469.4

Incremental effect of acquisitions	3.6	2	3.6	1

Effect of currency exchange rates	(5.8)	(3)	(0.5)	-

Organic growth	111.9	65	233.3	49

2010 Orders	279.9	64	705.8	50

Backlog as of 09/30/09	237.0

Incremental effect of acquisitions	2.0	1

Effect of currency exchange rates	(5.0)	(2)

Organic growth	107.7	45

Backlog as of 09/30/10	341.7	44

Consolidated

2009 Revenues	428.8		1,327.4

Incremental effect of acquisitions	4.0	1	4.0	-

Effect of currency exchange rates	(12.8)	(3)	2.1	-

Organic growth	73.4	17	31.6	3

2010 Revenues	493.4	15	1,365.1	3

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME (LOSS) AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended			Nine Months Ended
	September 30, 2010			September 30, 2010

	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating income	$26,476	$41,523	$67,999	$66,186	$105,864	$172,050

% of revenues	9.4%	19.5%	13.8%	8.3%	18.6%	12.6%

Adjustments to operating income:

Profit improvement initiatives (2)	(398)	34	(364)	3,562	(1,230)	2,332

Other, net (3)	170	284	454	149	445	594

Total adjustments to operating income	(228)	318	90	3,711	(785)	2,926

Adjusted Operating Income	$26,248	$41,841	$68,089	$69,897	$105,079	$174,976

% of revenues, as adjusted	9.4%	19.7%	13.8%	8.8%	18.5%	12.8%

	Three Months Ended			Nine Months Ended
	September 30, 2009			September 30, 2009

	Industrial	Engineered		Industrial	Engineered
	Products	Products		Products	Products
	Group	Group	Consolidated	Group	Group	Consolidated

Operating (loss) income	$7,554	$24,556	$32,110	$(260,157)	$92,041	$(168,116)

% of revenues	2.9%	14.4%	7.5%	(34.1% )	16.3%	(12.7% )

Adjustments to operating (loss) income:

Profit improvement initiatives (2)	7,410	5,176	12,586	25,613	14,592	40,205

Impairment charges, net	2,540	-	2,540	263,605	-	263,605

Other, net (3)	172	534	706	83	1,016	1,099

Total adjustments to operating (loss) income	10,122	5,710	15,832	289,301	15,608	304,909

Adjusted Operating Income	$17,676	$30,266	$47,942	$29,144	$107,649	$136,793

% of revenues, as adjusted	6.8%	17.8%	11.2%	3.8%	19.1%	10.3%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2010	2009	Change	2010	2009	Change

Diluted earnings (loss) per share	$0.88	$0.37	138	$2.20	$(3.90)	NM

Adjustments to diluted earnings (loss) per share:

Profit improvement initiatives (2)	(0.01)	0.18		0.03	0.55

Impairment charges, net	-	0.05		-	4.84

Non-cash income tax items (4)	-	-		-	0.10

Other, net (3)	0.01	0.01		0.01	0.03

Total adjustments to diluted earnings (loss) per share	-	0.24		0.04	5.52

Adjusted Diluted Earnings Per Share	$0.88	$0.61	44	$2.24	$1.62	38

(2)	Costs, consisting primarily of employee termination benefits, to streamline operations, reduce overhead costs and rationalize the Company’s manufacturing footprint.

(3)	Consists of the gain on the sale of a foundry in the first quarter of 2010 and, in both 2010 and 2009, certain retirement expenses, acquisition due diligence and certain integration costs.

(4)	Includes an $8.6 million ($0.17 per share) write-off of deferred tax assets related to net operating losses recorded in connection with the acquisition of CompAir, partially offset by the reversal of an income tax reserve and related interest totaling $3.6 million ($0.07 per share) associated with the completion of a foreign tax examination.